Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No.
333-162195 Dated: January 5, 2012

ELVIS (TM) II

Equity Long Volatility Investment Strategy TM

December 30, 2011

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ELVIS (TM) II

Hedging with Volatility

ELVIS II is designed to be a more efficient hedging strategy

[] The strategy aims to achieve two objectives:

-- Capture volatility spikes that often accompany market sell-offs

-- Reduce hedging carry-costs  during bull markets or periods of calm

[] The strategy seeks to accomplish this by:

-- Avoiding  paying the "risk premium" often  associated  with options and other hedging products

-- Trading implied volatility on the volatility term structure where it is generally relatively flat

-- Reducing the frequency of rolling necessary to maintain the hedge

ELVIS II quick facts

-- Bloomberg: DBVELVII Index

-- Strategy seeks to address medium and long-term hedging needs (3 months+)

-- Targets a consistent exposure to changes in volatility regardless of market levels

-- Calculations based on listed option prices

-- Convenient, transparent access to volatility investing

SandP 500[R] -- ELVIS II Hypothetical* Comparison

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*The inception date of ELVIS II is August 9, 2010. All ELVIS II returns prior to that  date  have  been  simulated  and  do  not  reflect  actual  returns.  Past performance  is not  necessarily  indicative of how ELVIS II will perform in the future.  The performance of any investment  product based on ELVIS II would have been lower than shown as a result of fees and/or costs.
Source: Deutsche Bank, Bloomberg Finance L.P., 2011

ELVIS (TM) II

Hedging with Volatility

ELVIS II is a hedging strategy for equity long-only and long-short portfolios

[] Based on retrospective analysis, adding ELVIS II to a long-only portfolio can enhance returns and lower volatility

Hypothetical* Annual Returns of ELVIS II and SandP 500[R]

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Hypothetical* ELVIS II Overlay in Long-Only SandP 500[R] Portfolio

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"ELVIS II Overlay" represents a hypothetical portfolio consisting of SandP 500 and
ELVIS, rebalanced annually.  Upon each rebalancing,  exposure to SandP 500 was set to 1 and  exposure  to ELVIS II was set to 0.4 (this  ratio was  selected  as an example,  but does not  necessarily  represent  an optimal  hedge  ratio for any particular portfolio including an SandP 500 portfolio) .1 (1) See ELVIS II Overlay
Data on Page 9 for a table detailing the time periods,  returns and volatilities used in and resulting from this analysis.
*The inception date of ELVIS II is August 9, 2010. All ELVIS II returns prior to that  date  have  been  simulated  and  do  not  reflect  actual  returns.  Past performance  is not  necessarily  indicative of how ELVIS II will perform in the future.  The performance of any investment  product based on ELVIS II would have been lower than shown as a result of fees and/or costs.  Source : Deutsche Bank,
Bloomberg Finance L.P., 2011

ELVIS (TM) II

Hedging Performance Stats*

Rolling 12-month periods, retrospectively calculated (March 1990 -- December
2010)

Distribution of 12-Month Rolling Returns

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Distribution of Annualized Volatility

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Return and Volatility figures are computed over  daily-rolling  12-month periods using annualized  returns and standard  deviations.  "SandP+ELVIS II" represents a hypothetical  portfolio  consisting  of SandP 500 and ELVIS II. For each  12-month period, exposure to SandP 500 was set to 1 and exposure to ELVIS II was set to 0.4
(this  ratio was set  based on  analysis  done by  Deutsche  Bank,  but does not necessarily  represent  an  optimal  hedge  ratio for any  particular  portfolio including an SandP 500  portfolio) . *The  inception date of ELVIS II is August 9,
2010.  All ELVIS II returns  prior to that date have been  simulated  and do not reflect actual returns.  Past  performance is not necessarily  indicative of how
ELVIS II will perform in the future.  The performance of any investment  product based on ELVIS II would have been  lower  than shown as a result of fees  and/or costs. Source: Deutsche Bank, Bloomberg Finance L.P., 2011

BBG:
DBVELVII

ELVIS™ II
Index Construction

How ELVIS II works

- The index is long exposure to future S&P 500 volatility
- The strategy is implemented via notional volatility derivatives (6-month variance swaps forward-starting in 3 months) which are rolled at each quarterly listed option expiry as they become spot (current-starting) variance swaps
- The strategy's performance during a given quarterly roll period depends on changes in S&P 500 implied volatility: an increase in implied volatility should lead to index gains; a decrease in implied volatility should lead to index losses
- The index re-calibrates notional every roll-date to target consistent volatility exposure: less exposure in a high-volatility environment; more exposure in a low-volatility environment
- Entry and exit variance swap levels are derived from S&P 500 listed option market prices using established market methodology for pricing variance swaps
- Because the variance swap strike levels are based on mid-market option prices, they do not take into account the transaction costs (bid-offer spreads) that would be associated with trading variance swaps. To account for this, a cost equivalent to 2.0% of the 9 month spot variance swap strike level is deducted from the index over each roll period (see Page 12 for more detail)

Why forward-starting

- By rolling the position before the notional variance swaps start recording observations, ELVIS II avoids exposure to S&P 500 volatility actually *realized* by the index
- Instead, ELVIS II delivers exposure to changes in S&P 500 *implied* volatility
- By removing exposure to realized volatility, ELVIS II aims to avoid paying a volatility "risk premium," which option sellers usually demand from option buyers. The volatility risk premium has manifested itself through a spread between implied volatility and volatility subsequently realized by the S&P 500

Page 5

Deutsche Bank

ELVIS (TM) II

Index Construction

How ELVIS II works, an illustration

-- Upon the December listed option expiry,  the index "buys" a forward  variance swap which  measures  variance  over a 6 month  period  starting  3 months  from
December (March-September)

-- Upon the March listed option  expiry,  the index "sells" the  March-September variance swap it holds before it starts measuring realized variance and[]

-- ...  "buys" a new forward  variance  swap  measuring  variance over a 6 month period starting 3 months from March (June-December)

-- This process is repeated upon each quarterly option expiry

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How this impacts ELVIS

-- The value of the forward variance swap upon initial execution is based on the market's expectation of SandP volatility in 3 months

-- When unwound,  the value of the variance swap (now spot starting) is based on the market's current expectation of SandP volatility

-- The change in the market's  expectation  of volatility  (implied  volatility)
over  the roll  period  leads to a gain or loss on the  notional  variance  swap position and an increase or decrease in the index

-- During a roll period an increase in implied volatility will lead to an increase in the index

-- During a roll period a decrease in implied volatility will lead to a decrease in the index

BBG:
DBVELVII

ELVIS™ II

Comparison to Other Hedging Strategies


50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
S&P 500
S&P+ELVIS II
S&P+"ELVIS II 1mx1m"
S&P+"ELVIS II 9mx9m"

Which implied volatility to trade

- ELVIS II systematically invests in future volatility over a medium-term horizon
- A medium-term strategy may have worked better than either a very short-term or a very long-term strategy across different market regimes
- A very short-term strategy (e.g., 1-month variance swaps forward-starting in 1 months) can be highly sensitive to spikes in implied volatility but also costly to carry when markets are calm (this would be similar to rolling front month VIX futures)
- A very long-term strategy (e.g., 9-month variance swaps forward-starting in 9 months) can be relatively cheap to carry but may not react to spikes in implied volatility enough

"ELVIS II 1mx1m" represents a hypothetical version of ELVIS II constructed using 1-month forward 1-month variance swaps. "ELVIS II 9mx9m" represents a hypothetical version of ELVIS II constructed using 9-month forward 9-month variance swaps. "S&P+ELVIS", "S&P+'ELVIS II 1mx1m'" and "S&P+'ELVIS II 9mx9m'" each represent a hypothetical portfolio consisting of S&P 500 and ELVIS II or hypothetical ELVIS II hedging strategy, rebalanced annually. Upon each rebalancing, exposure to S&P 500 was set to 1 while exposure to ELVIS II and 'ELVIS II 9mx9m' was set to 0.4 and 'ELVIS II 1mx1m' was set to 0.2 (these ratios were set based on analyses done by Deutsche Bank, but do not necessarily represent optimal hedge ratios for any particular portfolio including an S&P 500 portfolio).

The inception date of ELVIS II is August 9, 2010. All ELVIS II returns prior to that date have been simulated and do not reflect actual returns. Past performance is not necessarily indicative of how ELVIS II will perform in the future. The performance of any investment product based on ELVIS II would have been lower than shown as a result of fees and/or costs.
Source: Deutsche Bank, Bloomberg Finance L.P., 2011

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Deutsche Bank

BBG:
DBVELVII

ELVIS™ II
Comparison to Other Hedging Strategies

	ELVIS II	Option-Based Strategies	VIX Futures/ETNs	Variance Swaps
Upfront Premium	No	Yes – likely drag on portfolio	No	No
"Risk Premium"	No	Yes – pays implied, earns realized volatility	No	Yes – pays implied, earns realized volatility
Path Dependent	No	Yes – effectiveness varies with timing, market changes	No	Partially – payoff depends on realized volatility of underlying
Rolling Cost	Limited – only 4 rolls per year; flatter part of term structure	Potentially high - depends on maturity of options used	High – frequent/continuous rolling; steeper part of term structure	Generally limited – depends on length of contracts used
Hedge Set Up	Simple – similar to a long/short trade	Highly complex –bespoke analysis to identify strategy	Simple – similar to a long/short trade	Complex – vega risk analysis to size trade
Applicability	Broad – equity long, long/short, private equity and non-equity portfolios	Potentially limited – relies on availability of optionable proxies	Broad	Broad
Counterparty Risk	Yes – DB is only counterparty	Limited – multiple counterparties	Potentially – Barclays is only counterparty for ETN	Limited – multiple counterparties
Other Considerations	- Implied volatility may not rise in falling market - Hedge does not have defined downside	- Downside is limited to upfront premium paid - Not dependent on changes in implied volatility	- Mid-Term VIX Futures are not liquid - Hedging for ETN may impact futures levels	- Realized volatility may not be high even in falling market - Hedge does not have defined downside

Page 8

Deutsche Bank

BBG:
DBVELVII

ELVIS™ II Overlay Data

		ELVIS™ II Overlay		S&P 500®	
Start Date	End Date	Return	Volatility	Return	Volatility
3/16/1990	3/15/1991	**15.7%**	**15.1%**	9.3%	16.5%
3/15/1991	3/20/1992	8.2%	**11.9%**	**10.1%**	13.0%
3/20/1992	3/19/1993	3.7%	**9.3%**	**9.5%**	10.0%
3/19/1993	3/18/1994	1.2%	8.5%	**4.6%**	**8.4%**
3/18/1994	3/17/1995	-1.6%	9.9%	**5.2%**	**9.4%**
3/17/1995	3/15/1996	25.7%	**8.5%**	**29.4%**	9.7%
3/15/1996	3/21/1997	**25.5%**	**9.7%**	22.2%	11.9%
3/21/1997	3/20/1998	**43.8%**	**16.2%**	40.2%	18.7%
3/20/1998	3/19/1999	**28.3%**	**17.5%**	18.2%	21.4%
3/19/1999	3/17/2000	10.1%	**17.1%**	**12.7%**	19.6%
3/17/2000	3/16/2001	-23.7%	**19.9%**	**-21.4%**	21.8%
3/16/2001	3/15/2002	**7.2%**	**18.8%**	1.4%	20.3%

		ELVIS™ II Overlay		S&P 500®	
Start Date	End Date	Return	Volatility	Return	Volatility
3/15/2002	3/21/2003	**-14.4%**	**21.5%**	-23.2%	26.8%
3/21/2003	3/19/2004	20.4%	**12.5%**	**23.9%**	14.2%
3/19/2004	3/18/2005	-1.8%	**8.5%**	**7.2%**	10.7%
3/18/2005	3/17/2006	2.0%	**7.1%**	**9.9%**	10.2%
3/17/2006	3/16/2007	6.0%	**6.7%**	**6.1%**	10.6%
3/16/2007	3/20/2008	**7.3%**	**10.8%**	-4.1%	18.9%
3/20/2008	3/20/2009	**-27.1%**	**29.2%**	-42.2%	43.6%
3/20/2009	3/19/2010	39.0%	**19.3%**	**50.9%**	21.1%
3/19/2010	3/18/2011	6.2%	**11.2%**	**10.3%**	17.8%
3/18/2011	12/30/2011	-1.4%	**17.6%**	**-1.7%**	25.3%
3/16/1990	12/30/2011	**321.8%**	**15%**	267.8%	19%

"ELVIS II Overlay" represents a hypothetical portfolio consisting of S&P 500 and ELVIS II, rebalanced annually. Upon each rebalancing, exposure to S&P 500 was set to 1 and exposure to ELVIS II was set to 0.4 (this ratio was set based on analysis done by Deutsche Bank, but does not necessarily represent an optimal hedge ratio for any particular portfolio including an S&P 500 portfolio).

Source: Deutsche Bank, Bloomberg Finance L.P., 2011

Page 9

Deutsche Bank

BBG:
DBVELVII

Index Description

- The Deutsche Bank Equity Long Volatility Investment Strategy II (“ELVIS II” and the “Index”) tracks the performance of a long position in a 3-month (“3M”) forward 6-month (“6M”) variance swap on the S&P 500 Index. The Index was created by Deutsche Bank AG, the Index Sponsor, on August 9, 2010 and is calculated, maintained and published by the Index Sponsor. The closing level of ELVIS II was set to 100 on March 16, 1990 (the “Index Base Date”). ELVIS II is denominated in U.S. dollars.
- **Investment Strategy and Index Construction**
- ***Investment Strategy***
  - ELVIS II is a strategy that aims to capture and monetize the movements of equity market implied volatility through a long position in 3M-forward 6M variance swaps on the S&P 500 Index. A forward variance swap obligates its holder to enter into a spot (or current starting) variance swap at a later date at a pre-specified variance swap strike price. A 3M-forward 6M variance swap is a variance swap starting in 3 months and lasting for 6 months. Forward variance swaps are used to take a view on future movements of implied volatility. When sold or unwound prior to the variance swap start date, the gain or loss on the forward variance swap will only relate to changes in implied volatility and not to any realized volatility of the underlying, which would otherwise be measured during the life of the variance swap.
  - Volatility is a statistical measure of the amount of movement of the price of an asset over a period of time and is the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural log return of an asset between each observation. Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. Implied volatility is determined from the market prices of listed options on the asset.
  - Variance is the square of volatility and is used in certain products in the over-the-counter (OTC) derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. ELVIS II primarily uses variance in its calculations for this reason, but uses and refers to volatility as a standard reference measure consistent with market practice.

Page 10

Deutsche Bank

Index Description

[] Index Construction

[] ELVIS II tracks the  performance  of a notional  investment  in 3M-forward 6M variance swaps on the SandP 500 Index. Since variance is additive in time (i. e. a
6-month variance swap is equivalent to two consecutive  3-month variance swaps), the  3M-forward  6M variance  swap  strike is  calculated  as the  time-weighted difference  between the strikes of the 9-month ("9M") and 3M variance swaps. The
3M-forward 6M variance swap can therefore be replicated by a portfolio holding a roughly  1/2 short  position  in 3M spot  variance  swap and a roughly  3/2 long position  in 9M spot  variance  swap.  The  expiry  dates  of the 3M and 9M spot variance  swaps in the  replicating  portfolio are the same as the 3M-forward 6M variance swap start date and end date, respectively.

[]  The  variance  swap  strikes  for  the 3M and 9M  spot  variance  swaps  are
calculated   from   mid-market   prices  of  all  available  SandP  500[R]  listed
at-the-money  and  out-of-the-money  options with both bid prices greater than or equal to $0.05 and mid prices  greater than or equal $0.10 with the same expiry.  Because the variance swap strike levels are based on mid-market prices, they do not take into account  transaction costs (bid-offer  spreads) that would be associated  with trading  variance  swaps. To account for this, the strike of the prevailing 9M spot variance swap in the  replicating  portfolio is raised to
102% of the fair level.  This implies an increase on the  3M-forward 6M variance swap strike,  which will be deducted from the index level as a running cost over the period to the next rebalancing day.

[] The Index  rebalances on March,  June,  September and December  option expiry days,  i. e.  the 3rd  Friday  of the  relevant  month if it is a  trading  day, otherwise  the  previous  trading  day.  On each  rebalancing  day,  the forward variance swap becomes a spot variance  swap.  However,  the now-6M spot variance swap is unwound and a new  3M-forward 6M variance swap is entered into. The swap start  date of the new  contract  is the 3rd  Friday of the 3rd month  after the rebalancing date. The swap end date of the new contract is the 3rd Friday of the
9th month  after the  rebalancing  date.  If  either of these two  Fridays  is a holiday, the previous trading day is used instead.

[] On each  rebalancing day, the forward variance swap notional is calculated so that it is proportional to the prevailing index level and inversely proportional to the prevailing 3M-forward 6M variance swap level.

[] On each index calculation day, the change in the index level is calculated as the difference between the prevailing forward variance swap level and the strike variance level set on the previous rebalancing day, reduced by the daily running cost described above.

[] ELVIS II index  calculates  on all  weekdays  that are not US  equity  market holidays.

Index Costs

[] Because the variance swap strike levels used in the  calculation  of ELVIS II are  based on  mid-market  option  prices,  they do not take  into  account  the transaction costs (bid-offer  spreads) that would be associated with trading, or hedging,  variance  swaps. To account for this, a cost equivalent to 2.0% of the
9-month spot  variance  strike  level is deducted  from the index over each roll period.

[] The forward  variance strike level for the 3-month  forward 6-month  variance swap is determined based on variance strike levels of the 3-month and 9-month spot  variance  swaps  (Note:  all  variance  swap strike  levels are quoted in
volatility   points,   not  variance)  .  These   variance   strike  levels  are
"time-weighted"  as follows to determine the forward variance strike level:
9m x T2 / (T2 -- T1) -- 3m x T1 / (T2 -- T1), where

"9m" is the 9-month spot  variance  strike;  "3m" is the 3-month  spot  variance strike;  "T1" is the time to  maturity,  in trading  days,  of the 3-month  spot variance swap; and "T2" is the time to maturity, in trading days of the 9-month spot variance swap.

[] Based on this calculation,  raising the 9-month spot variance strike level by
2.0% of the fair strike level is  approximately  equal to increasing the 3-month forward  6-month  variance  strike  level by 3.0% of the fair strike  level (the exact  amount  will  depend of the number  trading  days in each  period and the relative levels of the 3-month and 9-month spot variance strikes) .

[] As an example,  if the forward variance strike is 20, the cost applied to the index over the  quarterly  roll period  would be  approximately  0.6  volatility points.  Since each forward variance swap is both bought and sold,  resulting in two transactions per roll period,  the effective rolling cost in such a scenario is 0.3 volatility points per transaction.

[] Historically, this cost factor would have amounted to approximately 1.3 basis points (0.013%) per day.

Risk Factors

STRATEGY RISK -- ELVIS II may not achieve its desired objectives. Various market factors and  circumstances  at any time over any period  could  cause,  and have caused, ELVIS's strategy to fail to perform as expected.  Deutsche Bank provides no assurance that this strategy is or will remain profitable.

DEUTSCHE BANK AG, LONDON BRANCH,  AS THE SPONSOR OF ELVIS,  MAY ADJUST THE INDEX
IN A WAY THAT  AFFECTS ITS LEVEL AND MAY HAVE  CONFLICTS OF INTEREST -- Deutsche
Bank AG, London Branch is the sponsor of ELVIS II (the "Index Sponsor") and will determine whether there has been a market disruption event with respect to ELVIS
II. In the event of any such market  disruption event, the Index Sponsor may use an  alternate  method to  calculate  the  closing  level of ELVIS II.  The Index
Sponsor carries out calculations  necessary to promulgate ELVIS II and maintains some discretion as to how such  calculations are made. In particular,  the Index
Sponsor has discretion in selecting  among methods of how to calculate  ELVIS II in the event the regular means of determinin g ELVIS II are  unavailable  at the time a determination is scheduled to take place.  There can be no assurance that any determination made by the Index Sponsor in these various capacities will not affect the level of ELVIS II. Any of these  actions could  adversely  affect the value of  securities  or options  linked to ELVIS II. The Index  Sponsor  has no obligation to consider the interests of holders of securities linked to ELVIS II in calculating or revising ELVIS II.

Furthermore,  Deutsche Bank AG,  London Branch or one or more of its  affiliates may have published, and may in the future publish,  research reports on ELVIS II or investment  strategies reflected by ELVIS II (or any transaction,  product or security  related  to ELVIS II or any  components  thereof) . This  research  is modified  from time to time without  notice and may express  opinions or provide
recommendations   that  are   inconsistent   with   purchasing   or  holding  of
transactions,  products  or  securities  related  to  ELVIS  II.  Any  of  these activities may affect ELVIS or transactions,  products or securities  related to
ELVIS II.  Investors  should  make their own  independent  investigation  of the merits of investing in contracts or products related to ELVIS II.

ELVIS II HAS VERY LIMITED  PERFORMANCE  HISTORY -- Calculation of ELVIS II began on August 9, 2010. Therefore,  ELVIS II has very limited performance history and no actual  investment  which allowed tracking of the performance of ELVIS II was possible  before  that date.  The ELVIS II  performance  data prior to this date shown in this presentation have been retrospectively calculated using historical data and the current  ELVIS II  methodology  and do not reflect  actual ELVIS II performance.

Important Notes

The  distribution of this document and the  availability of some of the products
and  services   referred  to  herein  may  be   restricted  by  law  in  certain
jurisdictions.  Some  products and services  referred to herein are not eligible for  sale in all  countries  and in any  event  may  only  be sold to  qualified investors.  Deutsche Bank will not offer or sell any products or services to any persons  prohibited  by the law in  their  country  of  origin  or in any  other relevant country from engaging in any such transactions.

Prospective investors should understand and discuss with their professional tax, legal,  accounting  and other advisors the effect of entering into or purchasing any  transaction,  product or security  related to ELVIS II (each, a "Structured
Product") . Before investing in any Structured  Product you should take steps to ensure that you  understand and have assessed with your  financial  advisor,  or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of investing in such Structured Product.

Structured  Products  are not  suitable for all  investors  due to  illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may:
maintain a long or short position in securities  referenced herein or in related futures or options;  purchase,  sell or maintain inventory;  engage in any other transaction involving such securities; and earn brokerage or other compensation.

Any payout information,  scenario analysis, and hypothetical calculations should in no case be  construed  as an  indication  of  expected  payout  on an  actual investment and/or expected behavior of an actual Structured Product.

Calculations  of returns on  Structured  Products  may be linked to a referenced index or interest rate. As such, the Structured Products may not be suitable for persons  unfamiliar  with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction.  Structured Product  denominated in a  currency,  other than the  investor's  home  currency,  will be subject to changes in exchange rates,  which may have an adverse effect on the value, price or income return of the products.  These  Structured  Product may not be readily realizable  investments and are not traded on any regulated  market.  Structured
Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past  performance  of an index,  securities  or other  instruments  does not guarantee or predict future  performance.  The distribution of this document and availability  of these  products  and services in certain  jurisdictions  may be restricted by law.

In this document, various performance -related statistics,  such as index return and volatility,  among others,  of ELVIS II and ELVIS II overlay  strategies are compared  with  those  of  the  SandP  500[R]  Index.  Such  comparisons  are  for information  purposes  only. No assurance can be given that ELVIS II or ELVIS II overlay  strategies will outperform the SandP 500[R] Index in the future;  nor can assurance  be  given  that  ELVIS II or ELVIS  II  overlay  strategies  will not significantly  underperform  the SandP 500[R] Index in the future.  Similarly,  no assurance can be given that the relative volatility levels of ELVIS II, ELVIS II overlay strategies and the SandP 500[R] Index will remain the same in the future.

Deutsche Bank does not provide accounting, tax or legal advice.

BEFORE  ENTERING INTO ANY  TRANSACTION  YOU SHOULD TAKE STEPS TO ENSURE THAT YOU
UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF THE APPROPRIATENESS OF THE
STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES,  INCLUDING
THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH  STRUCTURED  PRODUCT.  YOU
SHOULD ALSO  CONSIDER  MAKING SUCH  INDEPENDENT  INVESTIGATIONS  AS YOU CONSIDER
NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche  Bank" means  Deutsche Bank AG and its  affiliated  companies,  as the context  requires.  Deutsche Bank Private Wealth  Management  refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.

Important Notes

Backtested, hypothetical or simulated performance results presented herein have inherent limitations. Unlike a performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Structured Products linked to ELVIS II discussed herein are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other governmental agency. These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

License Agreement with S&P

Any Structured Products are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the Structured Products or any member of the public regarding the advisability of investing in securities generally or in the Structured Products particularly, or the ability of the S&P 500® to track general stock market performance. S&P's only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Structured Products. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the Structured Products into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Structured Products to be issued or in the determination or calculation of the amount due at maturity of the Structured Products. S&P has no obligation or liability in connection with the administration, marketing or trading of the Structured Products.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE STRUCTURED PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"STANDARD & POOR'S", "S&P", "S&P 500" AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. STRUCTURED PRODUCTS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE STRUCTURED PRODUCTS.

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